UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2015 (June 26, 2015)

Stellus Capital Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00971	46-0937320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Post Oak Parkway, Suite 2200
Houston, Texas 77027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 292-5400

Not Applicable

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Stellus Capital Investment Corporation (the “Company”) held its Annual Meeting of Shareholders on June 26, 2015 (the “Annual Meeting”). At the Annual Meeting, the Company submitted two proposals to the vote of the shareholders, which are described in detail in the Company’s proxy statement dated April 29, 2015. As of April 16, 2015, the record date for the Annual Meeting, 12,479,962 shares of common stock were eligible to be voted.

On June 26, 2015, the proposals were submitted to the vote of the shareholders. Of the shares eligible to be voted, 7,377,209 were voted in person or by proxy in connection with the proposals.

Each of the proposals submitted to a vote of the shareholders of the Company at the Annual Meeting was approved as follows:

Proposal 1: Election of Directors

The Company’s shareholders elected Robert T. Ladd, J. Tim Arnoult and Paul Keglevic as directors to each serve for a three year term, or until their successors are duly elected and qualified. The following votes were taken in connection with this proposal:

Nominee	Total Votes For	Total Votes Withheld
Robert T. Ladd	6,976,151	401,058
J. Tim Arnoult Paul Keglevic	6,972,136 6,909,108	405,073 468,101

Proposal 2: Issuance of Shares Below Net Asset Value

The proposal to authorize the Company, with the approval of the Board, to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price that is below the Company’s then current NAV per share was approved. The following votes were taken in connection with this proposal:

	Votes For	Votes Against	Abstentions
All Stockholders	6,196,441	1,068,615	112,153
All Stockholders Excluding Affiliates*	5,852,969	1,068,615	112,153

* Of the 12,479,962 shares of the Company’s common stock eligible to vote as of the record date for the

Annual Meeting, 12,136,490 shares of the Company’s common stock were held by persons or entities not affiliated with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2015	Stellus Capital Investment Corporation

By: /s/ W. Todd Huskinson
Name: W. Todd Huskinson
Title: Chief Financial Officer